News Release
Corporate Headquarters:
1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT: Keith Price

330-796-1863

ANALYST CONTACT: Greg Dooley

330-796-6704

FOR IMMEDIATE RELEASE

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Goodyear Announces Proposed Offering of Senior Notes

AKRON, Ohio, November 16, 2006 – The Goodyear Tire & Rubber Company today announced that it intends to commence an offering of approximately $1 billion aggregate principal amount of three-year and five-year senior notes subject to market and other customary conditions. The notes will be senior unsecured obligations of the company.

Goodyear intends to use the net proceeds from this offering to repay at maturity

$515 million principal amount of its existing notes due December 1, 2006, and March 1, 2007. The company will use the remaining cash for general corporate purposes, which may include addressing the continuing strike by the United Steelworkers union.

The notes, when offered, will be offered in a private placement under Rule 144A, have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

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